EXHIBIT 99.1
RBC Life Sciences®

Press Release	For Further Information:
For Immediate Release	Steven E. Brown, President
Tel: 972-893-4000
Steve.Brown@rbclifesciences.com

Chairman and Chief Executive Officer of RBC Life Sciences Addresses Company Performance

Irving, Texas, June 12, 2014 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products, today released the following letter which was sent to the Company's stockholders addressing recent performance.

June 6, 2014

Dear RBC Shareholders,

We, the management of RBC Life Sciences, Inc. (RBC), appreciate your interest in the Company. Recently, we published our Quarterly Report on Form 10-Q for the first quarter of 2014. Accordingly, we felt it would be an appropriate time to comment on our current operations and plans for the months ahead.

Twenty-three years ago we launched a nutritional products business as an entry into the growing healthcare industry exemplified by our slogan, “Better Nutrition for Better Health.” We now believe even more strongly that we are in the right field with an excellent line of products that will help meet the demands of an aging population and a growing number of individuals seeking a healthy lifestyle.

We also continue to believe that the direct sales model we adopted is the most effective means of distributing these products. The essence of direct selling is person-to-person interaction and the technology revolution that now connects individuals all over the world presents an unparalleled opportunity for this distribution model to flourish.

For a number of years, a significant portion of our sales have been generated by two large customers, and the results we have reported demonstrate the need to reduce our dependence on these customers by increasing our business with our other customers. To achieve that goal we have taken a number of actions.

Three years ago, in order to build our core nutritional supplement business, we began looking for markets outside North America. After observing favorable conditions in Southeast Asia, we made the decision to expand into that area. It is one of the fastest growing regions in the world in the demand for nutritional products and the acceptance of direct selling. The latest industry data indicates that Southeast Asia accounts for 44% of global direct selling industry sales. In response to this opportunity, RBC now has opened office/distribution centers in Taiwan, Hong Kong and Malaysia, and plans to expand into other countries in the region. We believe that long term market potential in this region justifies these investments.

Also in 2011, we licensed marketing rights for Stem-Kine, a nutritional supplement shown in published human studies to increase the production of the body’s own stem cells. Stem-Kine is now our largest selling product and it provides us a unique selling proposition in the market, which has proven particularly advantageous in our Asian market expansion.

In addition to expanding our markets and product line, we also recognized that the technology platform we were using was a barrier to growth. Accordingly, in late 2013, we engaged a new partner to develop a platform that would enable us to achieve and support sales growth. We expect to begin deployment of this new platform later this year.

Additionally, our business extends well beyond dietary supplements. Through our medical products subsidiary, MPM Medical (MPM), we market a line of wound care and oncology products to clinics, nursing homes, hospitals and medical/surgical dealers. This line includes unique products designed to meet the growing demand for wound care products. These products are sold in the U.S. through our national sales team. During the past two years, we have upgraded the sales team and arranged training for each member to become a certified wound care marketing specialist.

As an RBC stockholder, I have the same goals as you and other shareholders: to increase shareholder value. We have not been satisfied in our results over the past few years. However, we are working to change them to a more positive direction. We believe the value of RBC shares should improve as we establish a track record of consistent sales and earnings growth. It is our goal to see the value of RBC shares increase well beyond my tenure, so that it may benefit you or your heirs for generations to come. For these important reasons, I believe our goals are well aligned with all shareholders.

With years of producing high quality wellness products, and resolving the complexities of international business, we believe that RBC is poised for real growth and a very bright future.

Thank you for your continuing support.

/s/ Clinton H. Howard
CEO
RBC Life Sciences

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements under the RBC Life brand to a growing population of consumers seeking healthy lifestyle and an opportunity to increase their long-term family income. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than 30 countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, that express a belief, expectation or intention may be forward-looking statements within the meaning of the federal securities laws. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management's current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.